Exhibit 10.1

Targa Resources Corp. 2020 Annual Incentive Compensation Plan Description

On January 16, 2020, the Compensation Committee (the “Committee”) of the Board of Directors of Targa Resources Corp. (the “Company”), which is the indirect parent of the general partner of Targa Resources Partners LP (the “Partnership”), approved the Company’s 2020 Annual Incentive Compensation Plan (the “Bonus Plan”). The Bonus Plan is an annual cash bonus plan available to all of the Company’s employees, including its executive officers, who also serve as executive officers of the Partnership’s general partner. The purpose of the Bonus Plan is to reward employees for contributions toward the Company’s business priorities (including business priorities with respect to the Partnership) approved by the Committee and to aid the Company in retaining and motivating employees. Under the Bonus Plan, the level of funding of the cash bonus pool is based on the Company’s achievement of certain business priorities, including financial, operational, sustainability and safety objectives.

The Committee has established the following key business priorities for 2020:

Category	What it includes	Why is it important

Financial Performance	• Adjusted EBITDA • Growth compared to internal plan and public expectations • Balance sheet management • Reducing Debt / Adjusted EBITDA • Funding and liquidity	Adjusted EBITDA and balance sheet management together emphasize the importance of profitable growth grounded in prudent fiscal management

Operational Performance	• Project execution • Operational execution • Volume growth • Commercial execution • Capital discipline	Stresses the importance of operational excellence and optimization of asset utilization through increasing volumes, while focused on commercial execution and capital discipline – key drivers of value creation

Sustainability	• Talent management • Environmental, social and governance (ESG)	Promotes focus on investment in human capital and on incorporating the interests of all key stakeholders in the execution of our business strategy to help ensure that annual performance leads to sustainable long-term growth

Safety

•  A holistic scorecard including quantitative and qualitative evaluation of incident rates, severity, process improvement, etc.

•  Operates outside plan as a modifier that can reduce plan payout if performance is below expectations

Stresses critical nature of safe operations and reinforces philosophy that strong safety performance is an expectation and not a justification for increased incentive compensation

The Committee has targeted a total cash bonus pool for achievement of the business priorities based on the sum of individual employee market-based target bonus opportunities, which are based on a percentage of each employee’s eligible earnings. Generally, eligible earnings are an employee’s base salary and overtime pay. Near or following the end of the year, the Chief Executive Officer (“CEO”) recommends to the Committee the total amount of cash to be allocated to the bonus pool based upon overall performance of the Company relative to the established objectives, generally ranging from 0 to 2x the aggregate target bonus opportunities for all employees in the pool. Upon receipt of the CEO’s recommendation, the Committee, in its sole discretion, determines the total amount of cash to be allocated to the bonus pool. The Committee has discretion to adjust the cash bonus pool attributable to the achievement of business priorities based on accomplishment of the applicable objectives as determined by the Committee and the CEO. Additionally, the Committee, in its sole discretion, determines the amount of the cash bonus award to each of the Company’s executive officers, including the CEO. The executive officers determine the amount of the cash bonus pool to be allocated to the Company’s departments, groups and employees (other than the executive officers of the Company) based on performance and upon the recommendation of supervisors, managers and line officers.